Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-282631) on Form S-8 of South Bow USA Services Inc. 401(k) and Savings Plan of our report dated June 29, 2026 with respect to the statements of net assets available for benefits of the South Bow USA Services Inc. 401(k) and Savings Plan as of December 31, 2025 and 2024 and the related statement of changes in net assets available for benefits for the year ended December 31, 2025, and the related supplemental schedule as of December 31, 2025, which report appears in the December 31, 2025 annual report on Form 11-K of South Bow USA Services Inc. 401(k) and Savings Plan.

/s/ Caron & Bletzer, PLLC

Kingston, NH
June 29, 2026